Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC AUDITORS

We consent to the incorporation by reference of our report, dated September 27, 2007 relating to the financial statements of Commissure Inc. as of December 31, 2006 and 2005, and for each of the two years in the two-year period ending December 31, 2006 included in this Form 8-K/A of Nuance Communications, Inc., into Nuance Communications, Inc.’s previously filed Registration Statements (Forms S-3 No. 333-100648, 333-142182 and 333-61862), and (Forms S-8 No. 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, 333-145971, 333-143465, 333-142183 and 333-04131).

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
November 27, 2007